Exhibit 99.2

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE THREE AND SIX MONTHS ENDED

JUNE 30, 2026 AND 2025

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	June 30, 2026	December 31, 2025
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash and cash equivalents	$95,650	$54,167
Accounts receivable, net of allowance for credit losses of $8,084 and $7,511, respectively	167,288	164,695
Prepaid expenses	6,284	4,941
Taxes receivable	22,061	19,026
Other current assets	16,465	14,180

Total current assets	307,748	257,009
Property, plant and equipment, net	761,472	754,135
Deferred charges, net	121,148	97,234
Deferred tax assets, net	8,224	16,034
Operating lease right-of-use assets	16,710	17,802
Finance lease right-of-use assets	8,677	10,516
Other assets	57	57

Total assets	$1,224,036	$1,152,787

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$89,916	$58,251
Accrued interest	3,478	3,571
Accrued payroll and benefits	21,520	24,429
Current maturities of long-term debt, net of original issue discount of $999 and $1,021, and deferred financing costs of $331 and $334, respectively	34,588	30,259
Operating lease liabilities	3,509	3,532
Finance lease liabilities	4,819	4,809
Accrued taxes payable	8,521	9,363
Deferred revenue	2,744	3,918
Other current liabilities	4,693	4,137

Total current liabilities	173,788	142,269
Long-term debt, net of original issue discount of $4,265 and $4,742, and deferred financing costs of $2,053 and $1,618, respectively	416,962	410,352
Operating lease liabilities	16,253	17,245
Finance lease liabilities	4,520	6,195
Other long-term liabilities	8,350	8,364

Total long-term liabilities	446,085	442,156

Total liabilities	619,873	584,425

STOCKHOLDERS’ EQUITY
Common stock: $0.00001 par value; 50,000 shares authorized; 5,271 and 5,232 shares issued and outstanding, respectively	—	—
Additional paid-in capital	262,227	259,166
Retained earnings	341,572	311,337
Accumulated other comprehensive income (loss)	364	(2,141)

Total stockholders’ equity	604,163	568,362

Total liabilities and stockholders’ equity	$1,224,036	$1,152,787

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Revenues:
Vessel revenues	$171,026	$193,685	$331,394	$321,137
Non-vessel revenues	12,229	12,919	24,582	25,292

	183,255	206,604	355,976	346,429
Costs and expenses:
Operating expense	98,912	90,403	189,942	187,232
Depreciation expense	12,231	9,983	24,256	19,990
Amortization expense	15,332	9,138	28,107	18,965
General and administrative expense	19,824	19,473	38,230	35,015
Stock-based compensation expense	3,090	2,339	4,250	3,453
Merger and integration costs	8,514	—	12,445	—

	157,903	131,336	297,230	264,655

Gain on sale of assets	663	12,836	1,642	12,879

Operating income	26,015	88,104	60,388	94,653
Interest expense	9,174	7,927	18,433	15,929
Interest income	1,262	1,062	1,896	2,345

Net interest expense	7,912	6,865	16,537	13,584

	18,103	81,239	43,851	81,069

Other income (expense):
Loss on early extinguishment of debt	—	(67)	—	(67)
Postponed offering costs	(3,617)	—	(3,617)	—
Foreign currency gain	107	39	293	71
Other income	68	—	68	—

	(3,442)	(28)	(3,256)	4

Income before income taxes	14,661	81,211	40,595	81,073
Income tax expense	3,525	6,584	10,356	6,340

Net income	$11,136	$74,627	$30,239	$74,733

Basic earnings per common share	$0.72	$4.66	$1.96	$4.67

Diluted earnings per common share	$0.63	$4.12	$1.71	$4.13

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(Unaudited)		(Unaudited)
Net income	$11,136	$74,627	$30,239	$74,733
Other comprehensive income:
Foreign currency translation income, net	842	2,334	2,505	5,214

Total comprehensive income	$11,978	$76,961	$32,744	$79,947

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

(in thousands)

	Three Months Ended June 30, 2026
	(Unaudited)
	Common Shares	Warrants	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders Equity

Balance at April 1, 2026	5,266	11,584	$—	$259,327	$330,438	$(478)	$589,287
Issuance of common stock and warrants	5	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	2,900	—	—	2,900
Shares withheld for employee withholding taxes	—	—	—	—	—	—	—
Common stock, Jones Act Warrants, and Creditor Warrants repurchased	—	—	—	—	(2)	—	(2)
Net income	—	—	—	—	11,136	—	11,136
Foreign currency translation income, net	—	—	—	—	—	842	842

Balance at June 30, 2026	5,271	11,584	$—	$262,227	$341,572	$364	$604,163

	Six Months Ended June 30, 2026
	(Unaudited)
	Common Shares	Warrants	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders Equity

Balance at January 1, 2026	5,232	11,584	$—	$259,166	$311,337	$(2,141)	$568,362
Issuance of common stock and warrants	39	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	4,060	—	—	4,060
Shares withheld for employee withholding taxes	—	—	—	(999)	—	—	(999)
Common stock, Jones Act Warrants, and Creditor Warrants repurchased	—	—	—	—	(4)	—	(4)
Net income	—	—	—	—	30,239	—	30,239
Foreign currency translation income, net	—	—	—	—	—	2,505	2,505

Balance at June 30, 2026	5,271	11,584	$—	$262,227	$341,572	$364	$604,163

	Three Months Ended June 30, 2025
	(Unaudited)
	Common Shares	Warrants	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders Equity

Balance at April 1, 2025	5,416	12,024	$—	$264,472	$176,867	$(4,608)	$436,731
Issuance of common stock and warrants	3	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	2,149	—	—	2,149
Net income	—	—	—	—	74,627	—	74,627
Foreign currency translation income, net	—	—	—	—	—	2,334	2,334

Balance at June 30, 2025	5,419	12,024	$—	$266,621	$251,494	$(2,274)	$515,841

	Six Months Ended June 30, 2025
	(Unaudited)
	Common Shares	Warrants	Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders Equity

Balance at January 1, 2025	5,367	12,024	$—	$264,869	$176,761	$(7,488)	$434,142
Issuance of common stock and warrants	52	—	—	—	—	—	—
Stock-based compensation expense	—	—	—	3,149	—	—	3,149
Shares withheld for employee withholding taxes	—	—	—	(1,397)	—	—	(1,397)
Net income	—	—	—	—	74,733	—	74,733
Foreign currency translation income, net	—	—	—	—	—	5,214	5,214

Balance at June 30, 2025	5,419	12,024	$—	$266,621	$251,494	$(2,274)	$515,841

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Six Months Ended June 30,
	2026	2025
	(Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$30,239	$74,733
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	24,256	19,990
Amortization expense	28,107	18,965
Stock-based compensation expense	4,250	3,453
Loss on early extinguishment of debt	—	67
Provision for (recovery of) credit losses	573	(1,028)
Deferred tax expense (benefit)	—	475
Amortization of deferred financing costs & OID	962	452
Amortization of deferred contract-specific costs of sales	64	1,082
Gain on sale of assets	(1,642)	(12,879)
Changes in operating assets and liabilities:
Accounts receivable	(2,690)	(31,768)
Deferred drydocking charges	(44,516)	(32,712)
Other current and long-term assets	3,737	(6,523)
Accounts payable	24,279	(4,588)
Accrued interest	(93)	2,878
Accrued liabilities and other liabilities	(5,665)	3,846

Net cash provided by operating activities	61,861	36,443

CASH FLOWS FROM INVESTING ACTIVITIES:
Maintenance capital improvements	(12,028)	(10,511)
Growth capital expenditures	(5,998)	(28,888)
Commercial capital expenditures	(12,407)	(14,315)
Non-vessel capital expenditures	(484)	(283)
Net proceeds from sale of assets	1,994	13,020

Net cash used in investing activities	(28,923)	(40,977)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments on second-lien term loans	(14,129)	(1,674)
Prepayment fee on second-lien term loans	—	(67)
Proceeds from first lien revolving credit facility	25,000	—
Deferred financing costs	—	262
Cash paid for withholding taxes on net share settlements	(999)	(1,397)
Principal payments under finance lease obligations	(1,914)	(258)
Other cash flows from financing activities	—	(111)

Net cash provided by (used in) financing activities	7,958	(3,245)

Effects of foreign currency exchange rate changes on cash	587	1,142

Net increase (decrease) in cash and cash equivalents	41,483	(6,637)

Cash, cash equivalents and restricted cash at beginning of period	54,167	81,568

Cash, cash equivalents and restricted cash at end of period	$95,650	$74,931

SUPPLEMENTAL DISCLOSURES OF CASH FLOW ACTIVITIES:
Cash paid for interest	$21,487	$18,401

Cash paid for income taxes, net of refunds	$9,220	$11,590

HORNBECK OFFSHORE SERVICES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1. Basis of Presentation

The accompanying unaudited consolidated financial statements reflect the financial position, results of operations, comprehensive income, cash flows, and changes in stockholders’ equity of Hornbeck Offshore Services, Inc., a Delaware corporation, and its consolidated subsidiaries, collectively referred to as “Hornbeck,” “Company,” “we,” “us,” or “our”.

The accompanying unaudited consolidated financial statements have been prepared in accordance with United States (U.S.) generally accepted accounting principles (GAAP) for interim financial information. Accordingly, certain information and footnote disclosures normally included in our annual financial statements have been condensed or omitted. These unaudited consolidated financial statements should be read in conjunction with our audited consolidated financial statements and notes thereto as of and for the year ended December 31, 2025. In the opinion of management, the accompanying financial information reflects all normal recurring adjustments necessary to fairly state our results of operations, financial position and cash flows for the periods presented and are not indicative of the results that may be expected for a full year.

Our financial statements have been prepared on a consolidated basis. Under this basis of presentation, our financial statements consolidate all subsidiaries (entities in which we have a controlling financial interest), and all intercompany accounts and transactions have been eliminated.

2. Recent Accounting Pronouncements

The following table provides a brief description of recent accounting pronouncements that could have a material effect on the Company’s financial statements:

Standard	Description	Date of Adoption	Effect on the financial statements and other significant matters
Standards that have not been adopted:

ASU No. 2024-03, Income Statement - Reporting Comprehensive Income - Expense Disaggregation Disclosures (Subtopic 220-40): Disaggregation of Income Statement Expenses	This standard improves the disclosures about an entity’s expenses and addresses requests from investors for more detailed information about the types of expenses in commonly presented expense captions. ASU No. 2024-03 may be applied prospectively or retrospectively. Early adoption is permitted.	Effective for fiscal years beginning after December 15, 2026, and interim periods within fiscal years beginning after December 15, 2027.	The Company will adopt the annual reporting requirements of ASU No. 2024-03 on January 1, 2027 and the interim disclosure requirements on January 1, 2028 and elect to apply the standard prospectively. The Company does not believe that the implementation of this guidance will have a material impact on its consolidated financial statements.

ASU No. 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity	This standard revises the guidance in ASC 805 on identifying the accounting acquirer in a business combination in which the legal acquiree is a variable interest entity (VIE). The ASU is intended to improve comparability between business combinations that involve VIEs and those that do not. ASU No. 2025-03 must be applied prospectively. Early adoption is permitted.	Effective for fiscal years beginning after December 15, 2026, including interim periods within those fiscal years.	The Company will early adopt ASU No. 2025-03 on July 1, 2026. The Company does not believe that the implementation of this guidance will have a material impact on its consolidated financial statements.

ASU No. 2025-11, Interim Reporting (Topic 270): Narrow-Scope Improvements	This standard improves the navigability of the required interim disclosures and clarifies when ASC 270 is applicable and what disclosures need to be provided in interim reporting. ASU No. 2025-11 may be applied prospectively or retrospectively. Early adoption is permitted.	Effective for interim reporting periods within annual reporting periods beginning after December 15, 2027.	The Company will adopt the interim reporting requirements of ASU No. 2025-11 on January 1, 2028 and elect to apply the standard prospectively. The Company does not believe that the implementation of this guidance will have a material impact on its consolidated financial statements.

ASU No. 2025-12, Codification Improvements	This standard contains targeted improvements to the Codification covering a broad range of topics. The amendments in this update represent changes to the Codification that clarify, correct errors or make minor improvements. The amendments make the Codification easier to understand and apply. ASU No. 2025-12 may be applied prospectively or retrospectively. Early adoption is permitted.	Effective for annual reporting periods beginning after December 15, 2026, and interim reporting periods within those annual reporting periods.	The Company will adopt the reporting requirements of ASU No. 2025-12 on January 1, 2027 and elect to apply the standard prospectively. The Company does not believe that the implementation of this guidance will have a material impact on its consolidated financial statements.

3. Allowance for Credit Losses

The Company’s customers are primarily major and independent, domestic and international, oil and oilfield service companies, as well as national oil companies, the U.S. military and offshore wind companies. The Company’s customers are granted credit on a short-term basis and related credit risks are considered minimal. The Company usually does not require collateral but does occasionally require letters of credit or payment-in-advance if undue credit risk is determined to exist with a particular contract or customer. The Company provides an estimate for credit losses based primarily on management’s judgment using the relative age of customer balances, historical losses, current economic conditions and individual evaluations of each customer to record an allowance for credit losses. Direct write-offs of receivables only occur when amounts are deemed uncollectible and all options for collection have been exhausted.

Activity in the allowance for credit losses was as follows (in thousands):

	Three Months Ended June 30,
	2026	2025
Balance at April 1	$7,793	$6,496
Current period provision for credit losses	291	404
Write-offs	—	—

Balance at June 30	$8,084	$6,900

	Six Months Ended June 30,
	2026	2025
Balance at January 1	$7,511	$7,929
Current period provision for (recovery of) credit losses	573	(1,029)
Write-offs	—	—

Balance at June 30	$8,084	$6,900

4. Revenues from Contracts with Customers

As of June 30, 2026, the Company had certain remaining performance obligations representing contracted vessel revenues for which work had not been performed and such contracts had an original expected duration of more than one year. As of June 30, 2026, the aggregate amount of the transaction price allocated to remaining performance obligations for such contracts totaled $309.0 million, of which $71.8 million is expected to be fully recognized in 2026, $121.5 million in 2027, and $115.7 million in years beyond 2027. These amounts are a result of multi-year vessel charters that commenced between 2024 and 2026.

As of June 30, 2026, the Company had $2.7 million of deferred revenue included in current liabilities related to unsatisfied performance obligations that will be recognized during the remainder of 2026 and 2027.

Disaggregation of Revenues

The Company recognized revenues as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Vessel revenues	$171,026	$193,685	$331,394	$321,137
Vessel management revenues	11,612	11,903	23,576	23,622
Shore-based facility revenues	617	1,016	1,006	1,670

	$183,255	$206,604	$355,976	$346,429

Revenues by geographic region (1) were as follows (in thousands, except for % of Total):

	Three Months Ended June 30,				Six Months Ended June 30,
	2026	% of Total	2025	% of Total	2026	% of Total	2025	% of Total
United States	$128,157	69.9%	$146,546	70.9%	$247,743	69.6%	$238,283	68.8%
International (2)(3)	55,098	30.1%	60,058	29.1%	108,233	30.4%	108,146	31.2%

	$183,255	100.0%	$206,604	100.0%	$355,976	100.0%	$346,429	100.0%

(1)	The Company attributes revenues to individual geographic regions based on the location where services are performed.
(2)

International revenues of $24.8 million, $20.1 million, and $8.9 million were attributed to services performed in Brazil, Mexico, and Colombia, respectively, for the three months ended June 30, 2026 and international revenues of $33.3 million, $8.9 million, and $8.7 million were attributed to services performed in Brazil, Colombia and Mexico, respectively, for the three months ended June 30, 2025. Revenues attributed to other countries were not individually material for the periods presented.

(3)

International revenues of $50.1 million, $36.8 million, and $16.4 million were attributed to services performed in Brazil, Mexico, and Colombia, respectively, for the six months ended June 30, 2026 and international revenues of $62.4 million, $17.7 million, and $16.0 million were attributed to services performed in Brazil, Colombia and Mexico, respectively, for the six months ended June 30, 2025. Revenues attributed to other countries were not individually material for the periods presented.

Major Customers

Revenues from the following customers represented 10% or more of consolidated revenues:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Customer A	15%	14%	15%	16%
Customer B	11%	20%	10%	18%
Customer C	n/a (1)	n/a (1)	n/a (1)	11%

(1)	Customer represented less than 10% of consolidated revenues in such period.

5. Earnings Per Share

Basic earnings per common share was calculated by dividing net income by the weighted-average number of common shares and Jones Act Warrants outstanding during the period. Diluted earnings per common share was calculated by dividing net income by the weighted-average number of common shares and Jones Act Warrants outstanding during the period plus the effect of dilutive Creditor Warrants, dilutive stock options and restricted stock unit awards. Weighted-average number of common shares outstanding was calculated by using the sum of the shares and Jones Act Warrants determined on a daily basis divided by the number of days in the period.

The table below reconciles the Company’s earnings per share (in thousands, except for per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Net income	$11,136	$74,627	$30,239	$74,733

Weighted-average number of shares of common stock outstanding(1)(2)	15,465	16,019	15,452	15,993
Add: Net effect of dilutive stock options, restricted stock units, and Creditor Warrants(3)(4)(5)	2,223	2,077	2,231	2,087

Weighted-average number of dilutive shares of common stock outstanding	17,688	18,096	17,683	18,080

Earnings per common share:
Basic earnings per common share	$0.72	$4.66	$1.96	$4.67

Diluted earnings per common share	$0.63	$4.12	$1.71	$4.13

(1)

The Company included 10,090 and 10,494 Jones Act Warrants in the weighted-average number of shares of common stock outstanding for the three and six months ended June 30, 2026 and 2025, respectively, which represents the weighted-average number of Jones Act Warrants existing at each period-end.

(2)

Includes 105 and 105 fully vested, equity-settled restricted stock units that will be settled on the earlier of the occurrence of a contractually-designated event and the passage of a certain period of time for the three and six months ended June 30, 2026 and 2025, respectively.

(3)

Includes 121 and 129 unvested restricted stock units and 619 and 619 contingently-exercisable, vested restricted stock units in the weighted average calculation for the three and six months ended June 30, 2026, respectively, and 129 and 127 unvested restricted stock units and 619 and 619 contingently-exercisable, vested restricted stock units in the weighted average calculation for the three and six months ended June 30, 2025.

(4)

Includes 472 and 472 dilutive unvested stock options granted under the MIP in the weighted-average calculation for the three and six months ended June 30, 2026, respectively, and 461 and 462 dilutive unvested stock options granted under the MIP in the weighted-average calculation for the three and six months ended June 30, 2025, respectively. Dilutive unvested stock options issued by the Company are expected to fluctuate from quarter to quarter depending on the Company’s performance compared to a predetermined set of performance criteria.

(5)

Includes 1,011 and 1,011 of in-the-money Creditor Warrants in the weighted-average calculation for the three and six months ended June 30, 2026, respectively, and 868 and 879 of in-the-money Creditor Warrants in the weighted-average calculation for the three and six months ended June 30, 2025, respectively.

6. Deferred Charges

The Company’s vessels are required by regulation to be recertified after certain periods of time. The Company defers the drydocking costs incurred due to regulatory marine inspections and amortizes the costs on a straight-line basis over the period to be benefited from such expenditures (typically between 24 and 36 months).

The amounts reported for deferred charges on the consolidated balance sheets as of June 30, 2026 and December 31, 2025, include costs associated with ongoing drydockings. Included in such capital costs are accruals for vendor costs incurred but not yet invoiced and paid. These accrual amounts totaling $14.1 million and $7.2 million as of June 30, 2026 and December 31, 2025, respectively, are excluded from cash flows from operating activities on the consolidated statement of cash flows as non-cash items for the periods presented.

7. Property, Plant and Equipment

Property, plant and equipment consisted of the following (in thousands):

	June 30,	December 31,
	2026	2025
Offshore support vessels and multi-purpose support vessels	$798,560	$787,262
Non-vessel related property, plant and equipment	16,762	16,007
Less: Accumulated depreciation	(169,664)	(145,267)

	645,658	658,002

Construction in progress (1)	115,814	96,133

	$761,472	$754,135

(1)

Includes $5.8 million and $2.6 million of accrued accounts payable as of June 30, 2026 and December 31, 2025, respectively. These amounts were excluded from the consolidated statement of cash flows as non-cash items for the respective periods.

In June 2026, the Company consummated the sale of one Vanuatu-flagged HOS 200 class DP-1 OSV for net proceeds totaling $0.8 million, resulting in a net gain of $0.7 million. Prior to the sale, such 1999-built vessel was classified as held for sale on the Company’s consolidated balance sheet at a carrying value of $0.1 million.

The table below presents net book value of property, plant and equipment by geographic regions(1) (in thousands, except for % of Total):

	June 30, 2026	% of Total	December 31, 2025	% of Total
United States	$685,664	90.0%	$678,216	89.9%
International(2)	75,808	10.0%	75,919	10.1%

	$761,472	100.0%	$754,135	100.0%

(1)

Book values are attributed to geographic regions based on the country of domicile of the specific asset-owning subsidiary of the Company, not the physical operating location of the asset as of any of the dates presented.

(2)

International property, plant and equipment of $63.3 million and $65.4 million were owned by certain Mexican subsidiaries of the Company as of June 30, 2026 and December 31, 2025, respectively. Property, plant and equipment attributed to other countries were not individually material as of any of the dates presented.

8. Long-Term Debt

As of the dates indicated below, the Company had the following outstanding long-term debt (in thousands):

	June 30, 2026	December 31, 2025
First Lien Revolving Credit Facility due 2029, net of deferred financing costs of $608	$24,392	$—
Second Lien Term Loans due 2033, net of original issue discount of $5,264 and $5,763 and deferred financing costs of $1,776 and $1,952, respectively	427,158	440,611

	$451,550	$440,611
Less: Current maturities	(34,588)	(30,259)

	$416,962	$410,352

The table below summarizes the Company’s cash interest payments (in thousands):

	Cash Interest Payments	Payment Dates
First Lien Revolving Credit Facility due 2029	$155	Variable (based on interest election)(1)(2)
Second Lien Term Loans due 2033	3,267	First day of each month

(1)	Interest payments related to the currently-drawn $25.0 million are due every 30 days.
(2)	The First Lien Revolving Credit Facility is subject to an unused fee of 1.0% per annum, paid quarterly, on the remaining undrawn balance, which is currently $50.0 million.

First Lien Revolving Credit Facility

On August 13, 2024, the Company entered into a first-lien revolving credit facility pursuant to that certain Credit Agreement with DNB Bank ASA, New York Branch, as administrative agent, Wilmington Trust, National Association, as collateral agent, and the lenders party thereto, or the First Lien Revolving Credit Facility. The current aggregate commitments for the revolving loans, or the Revolving Loans, under the First Lien Revolving Credit Facility total $75.0 million. The First Lien Revolving Credit Facility also provides for a customary uncommitted incremental facility in an amount up to $50.0 million. The Company’s ability to borrow under the First Lien Revolving Credit Facility is subject to customary conditions precedent, including no default or event of default, representations and warranties being true and correct in all material respects, and pro forma compliance with the financial covenants therein.

The First Lien Revolving Credit Facility will mature on August 13, 2029. Borrowings under the First Lien Revolving Credit Facility will be comprised of Base Rate Loans or SOFR Rate Loans, at the option of the Company, and accrue interest as follows: (A) for Revolving Loans that are Base Rate Loans, a rate ranging from 1.75% to 2.75% (depending on the total net leverage ratio in effect at such time) per annum, plus the greatest of: (a) the Prime Rate in effect on such day, (b) the Federal Funds Rate in effect on such day plus 0.50%, and (c) the Adjusted Term SOFR rate for a one month interest period on such day after giving effect to a floor of 0.00% per annum, plus 1.00% and (B) for Revolving Loans that are SOFR Rate Loans, a rate ranging from 2.75% to 3.75% (depending on the total net leverage ratio in effect at such time) per annum plus the Term SOFR rate, subject to a 0.00% floor, plus a credit spread adjustment of 0.10% per annum.

The First Lien Revolving Credit Facility has customary affirmative and negative covenants, including restrictions on our ability to incur additional indebtedness, incur liens, make restricted payments, make optional prepayments on junior financings, and make asset sales, in each case, subject to customary exceptions and baskets. The First Lien Revolving Credit Facility is subject to financial covenants that require us to have (i) a maximum revolving credit facility net leverage ratio (measured by Revolving Loans outstanding, net of unrestricted cash and cash equivalents of up to $25.0 million) of no more than 1.00 to 1.00, (ii) minimum liquidity (measured by unrestricted cash and cash equivalents, together with undrawn Revolving Loan commitments) of $25.0 million, (iii) a collateral coverage ratio (measured by total first and second lien debt outstanding) of no less than 1.50 to 1.00, and (iv) a revolving credit facility collateral coverage ratio (measured by total Revolving Loan commitments, whether or not drawn) of no less than 3.00 to 1.00, in each case, tested on the facility closing date, and thereafter at the end of each fiscal quarter, beginning with our first full fiscal quarter ending after the facility closing date. However, failure to meet such financial covenants will not result in a default or event of default at any time when no Revolving Loans are outstanding and will instead prohibit us from borrowing any Revolving Loans under the First Lien Revolving Credit Facility until certain conditions precedent to borrowing are satisfied. To the extent the financial covenants under the First Lien Revolving Credit Facility are not met as of the end of any fiscal quarter, the Company will have the opportunity to cure such financial covenant shortfall by making a mandatory prepayment of the Revolving Loans in an amount such that compliance with such financial covenants would be met on a pro forma basis following such prepayment prior to the occurrence of any default or event of default thereunder.

The Company incurred $2.9 million in deferred financing costs paid to third parties related to the First Lien Revolving Credit Facility, of which $2.2 million was recorded in deferred charges and $0.7 million was recorded in long-term debt on the consolidated balance sheet. On March 4, 2026, the Company drew $25.0 million of cash borrowings under such facility. The 30-day SOFR interest rate related to these borrowings was 6.97% as of June 30, 2026.

Second Lien Term Loans due 2033

On December 27, 2024, the Company entered into a second-lien term loan credit agreement with Stonebriar Commercial Finance, LLC, as administrative agent, and Wilmington Trust, National Association, as collateral trustee, and the lenders party thereto, resulting in $450.0 million of second-lien term loans with a maturity date of January 1, 2033, or the Second Lien Term Loans due 2033. The Company received proceeds of $443.3 million, net of a 1.5% origination fee, and utilized such proceeds to (i) repay in full the then-outstanding $349.0 million, including accumulated paid-in-kind interest, of Second Lien Term Loans due 2026, (ii) pay $7.0 million of related accrued cash interest, (iii) pay a $5.1 million associated redemption fee, (iv) pay $2.0 million in non-lender fees and expenses, and (v) partially fund the repurchase of $78.4 million of certain equity securities and $7.1 million of outstanding stock-based compensation awards associated with tender offers to purchase for cash such equity instruments in December 2024.

The Second Lien Term Loans due 2033 are scheduled to be repaid in (i) 12 consecutive equal monthly installments of interest, payable on the first day of each month commencing after January 1, 2025, (ii) followed by 84 consecutive equal monthly payments of principal and interest, payable on the first day of each consecutive month, and (iii) a final balloon payment in the amount of all unpaid principal, accrued and unpaid interest and any other amounts that may become due under the Second Lien Term Loan Credit Agreement on the maturity date of January 1, 2033. Borrowings bear interest at a fixed rate of 9.25% per annum. The Company may fully prepay all amounts due under the Second Lien Term Loan Agreement at any time prior to maturity, subject to the prepayment fee schedule set forth below. The Company is permitted to partially prepay up to $100.0 million in the aggregate at any time during the term of the Second Lien Term Loans due 2033. In the event of any prepayment (in whole or in part), the Company is subject to a prepayment fee equal to (i) 3.00% of the prepaid principal amount on or prior to December 27, 2026, (ii) 2.00% of the prepaid principal amount after December 27, 2026 but on or prior to December 27, 2027, and (iii) 1.00% of the prepaid principal amount thereafter.

The Second Lien Term Loans due 2033 are guaranteed by certain of the Company’s domestic and foreign subsidiaries and are secured by a second priority security interest in, and lien on, all the Company’s U.S.-flagged vessels. The credit agreement contains customary representations and warranties, covenants and events of default, but only one financial maintenance covenant, which is a $25.0 million minimum cash liquidity requirement.

9. Stock-Based Compensation

The Company’s 2020 Management Incentive Plan, or MIP, provides for the issuance of a maximum of 2.2 million shares of common stock for the Company to grant as incentive awards in the form of stock options, stock appreciation rights, restricted stock units, restricted stock and other stock-based and cash-based awards to certain eligible individuals. As of June 30, 2026, there were 0.3 million shares issued or redeemed, 1.8 million shares reserved for issuance related to granted awards and 0.1 million shares available for future grants to eligible individuals under the MIP.

In April 2026, the Company issued 0.1 million restricted stock units and 0.2 million stock options pursuant to the MIP and recorded $2.3 million of associated stock-based compensation expense for each of the three and six months ended June 30, 2026. The Company recorded $1.3 million of stock-based compensation expense for the three and six months ended June 30, 2025, respectively, related to restricted stock units and stock options issued under the MIP in April 2025.

The financial impact of stock-based compensation expense related to the MIP on the Company’s operating results is reflected in the table below (in thousands, except for per share data):

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
Income before taxes	$3,090	$2,339	$4,250	$3,453

Net income (loss)	$2,347	$2,149	$3,166	$3,183

Earnings (loss) per common share:
Basic	$0.15	$0.13	$0.20	$0.20

Diluted	$0.13	$0.12	$0.18	$0.18

The Company recorded $0.2 million of stock-based compensation expense related to restricted stock awards redeemable in cash to other accrued liabilities on the consolidated balance sheet during each of the six months ended June 30, 2026 and 2025, respectively.

10. Income Taxes

The Company’s effective income tax expense rate for the six months ended June 30, 2026 and 2025 was 25.5% and 7.8%, respectively. The tax rate for the current period is higher than the tax rate for the prior year period due to reversals of valuation allowances recorded in the prior period.

The Company is no longer subject to tax audits being initiated by U.S. federal, state, local or foreign taxing authorities for years prior to 2021. The Company has ongoing examinations by various foreign tax authorities for earlier periods, but does not believe that the results of these examinations will have a material adverse effect on the Company’s financial position or results of operations.

Mexico Tax Audits

The Company is subject to audit by various Mexican statutory bodies, including the Mexican tax authorities, or SAT. In recent years, SAT has initiated several audits of the Company’s Mexican subsidiaries for tax years between 2015 and 2021. In November 2018, SAT commenced an audit of a Mexican subsidiary’s 2015 tax return and asserted certain positions that disallowed a significant portion of the Company’s deductible expenses, which resulted in additional taxes, interest and penalties being assessed. As a result, the Company engaged in non-binding mediation proceedings, which concluded in 2021 without resolution. In April 2022, the Company received an official assessment from SAT and subsequently initiated an appeal process through the Mexican tax judicial system in June 2022. In April 2024, the Company initiated a separate non-binding mediation related to a Mexican subsidiary’s tax returns from 2017 through 2021, which concluded in February 2025 without resolution and resulted in an additional assessment by SAT in July 2025. The Company filed an administrative appeal of the assessment as we believe SAT has attempted to retroactively apply a change in Mexican tax law that did not become effective until 2022, subsequent to the tax periods that are being assessed. In September 2025, the Company received additional tax assessments for another Mexican subsidiary related to tax returns from 2018 and 2020 with similarly egregious positions as previously asserted by SAT. The Company filed administrative appeals for both assessments in October 2025. The Company has also initiated a non-binding mediation related to a Mexican subsidiary’s 2019 tax return which remains ongoing.

As of June 30, 2026, the Company had accrued a liability totaling $2.9 million for potential losses from additional taxes, interest and penalties resulting from the 2015 tax assessment and no liabilities for the other assessments for 2017 through 2021 based upon estimates developed in collaboration with its Mexican tax and legal advisors for the ongoing audits and appeals. The Company believes it has properly applied the applicable tax laws for all periods audited by SAT and has reasonably supported its positions.

The Company does not believe that the final outcome of these tax assessments, appeals process and other ongoing tax audits will have a material adverse effect on the Company’s financial position or results of operations. Final resolution of these matters may require several years, and the Company believes it is remote that any developments in the next 12 months would adversely affect its positions or result in a material impact to the Company. While the Company is confident in a favorable resolution, an unexpected adverse final outcome in any of the pending appeals could have a material impact on the Company’s financial position and operating results. The Company will continue to update its estimates related to these pending proceedings as new information warrants.

11. Commitments and Contingencies

Vessel Construction

In October 2023, the Company entered into a final settlement of a dispute with Zurich American Insurance Company and Fidelity & Deposit Company of Maryland, together the Surety, and Gulf Island Shipyards, LLC, or Gulf Island, related to the construction of two MPSV newbuilds. Pursuant to the settlement agreement, Gulf Island released all claims asserted against the Company and the Company released its claims against Gulf Island and the Surety. Further, the Surety agreed to take over and complete the construction of the two U.S.-flagged, Jones Act-qualified, HOS 400 class MPSVs at a shipyard acceptable to the Company. In December 2023, Eastern Shipbuilding Group, Inc., or Eastern, was mutually selected by the parties and contracted by the Surety to complete the construction of the two MPSVs. The Company was obligated to pay only the remaining portion of the original shipyard contract price for the two MPSVs, which then-amounted to $53.8 million in the aggregate on the settlement date, but was subsequently reduced to $42.6 million for liquidated damages resulting from shipyard delays. The Surety is required to cure all defaults of Gulf Island and pay all completion costs in excess of the $42.6 million remaining original contract price, excluding any approved change orders arising after the settlement date. There is no cap on the Surety’s completion costs. As of June 30, 2026, the Company has fulfilled its $42.6 million contractual obligation and all remaining construction costs are to be paid by the Surety to Eastern.

Following physical delivery by Eastern, which is expected in 2027, each vessel will undergo crane and other system installations, which should make the vessels available for commercial service in late 2027 and early 2028. In addition to the previously paid $42.6 million contractual obligation, the Company expects to incur an additional $101.8 million in the aggregate for outfitting, engineering, overhead and the post-delivery discretionary enhancements, of which $67.4 million solely relates to the purchase and installation of the cranes. As of June 30, 2026, the Company had incurred $32.7 million of such incremental amounts, excluding capitalized interest.

Contingencies

In the normal course of its business, the Company becomes involved in various claims and legal proceedings in which monetary damages are sought. It is management’s opinion that the Company’s liability, if any, under such claims or proceedings would not materially affect the Company’s financial position or results of operations. The Company insures against losses relating to its vessels, pollution and third party liabilities, including claims by employees under Section 33 of the Merchant Marine Act of 1920. Third party liabilities and pollution claims that relate to vessel operations are covered by the Company’s entry in a mutual protection and indemnity association, or P&I Club, as well as by marine liability policies in excess of the P&I Club’s coverage. The Company provides reserves for any individual claim deductibles for which the Company remains responsible by using an estimation process that considers Company-specific and industry data, as well as management’s experience, assumptions and consultation with outside counsel. As additional information becomes available, the Company will assess the potential liability related to its pending claims and revise its estimates. Although historically revisions to such estimates have not been material, changes in estimates of the potential liability could materially impact the Company’s results of operations, financial position or cash flows. The Company had accrued $0.6 million and $0.6 million for potential insurance deductibles or losses associated with such claims as of June 30, 2026 and December 31, 2025, respectively.

Brazil Importation Tax Assessment

In April 2021, the Company received notification from the Brazilian tax authorities of an importation tax assessment against the HOS Achiever with respect to the vessel’s services contract in Brazil from February 2019 to January 2020. At the time of the HOS Achiever’s importation, the Company was granted a statutorily available tax exemption based on the vessel’s functional capabilities and intended use under the services contract. The tax authorities are now asserting that the HOS Achiever does not qualify for the applicable exemption. The Company believes the HOS Achiever does, in fact, meet the criteria set forth under the applicable law and intends to defend its position in a Brazilian court. While the final outcome of this assessment is uncertain and could possibly result in the payment and loss of an estimated $6.0 million to $12.0 million in related importation taxes and penalties, the Company believes there is a high likelihood that its position will prevail and the exemption will be granted in accordance with the law. Furthermore, the Company believes that any amounts that may become due in connection with this matter should be recoverable from its customer under the terms of the vessel’s services contract. Accordingly, the Company has not accrued any liability for potential losses that may result from this matter.

12. Reportable Segment

The Company has one reportable segment, which encompasses all aspects of its marine transportation services business. Revenues from customers are derived from the chartering of the Company’s vessels, providing vessel management services to external vessel owners, and providing shore-based port facility services. As the chief operating decision maker, the Company’s Chief Executive Officer evaluates operating results on a consolidated basis to assess performance and allocate resources. While the Company’s vessels operate in various geographic regions and end-customer markets, they are centrally managed, share multiple forms of common costs, provide similar or complementary marine transportation services, are manned by crews that may move from location to location or market to market as needed, and are marketed on a portfolio basis with the goal of maximizing net income, Adjusted EBITDA and Adjusted Free Cash Flow and generating the highest possible rate of return on invested capital without a permanent commitment of any particular vessel to any specific geographic region or customer market.

The revenues, expenses and net income of the Company’s one reportable segment, as reviewed and assessed by the chief operating decision maker, are equal to and categorized consistently with the amounts reflected in the consolidated statements of operations for the periods ended June 30, 2026 and 2025. The measure of segment assets is reported on the consolidated balance sheet as total assets as of June 30, 2026 and December 31, 2025.

The chief operating decision maker utilizes net income, as reflected in the consolidated statements of operations, and net cash flows provided by operating activities, as reflected in the consolidated statements of cash flows, to measure profitability and liquidity, as well as to calculate supplemental non-GAAP financial metrics, such as EBITDA, Adjusted EBITDA and Adjusted Free Cash Flow, primarily for planning and forecasting overall expectations and for evaluating actual results against such expectations; for short-term cash bonus incentive compensation purposes; to compare to such metrics of other companies when evaluating potential acquisitions; to assess the Company’s ability to service existing fixed charges and incur additional indebtedness; and to purchase, convert or construct additional vessels.

13. Related Party Transactions

Pursuant to the terms of the Trade Name and Trademark License Agreement entered into by and between the Company and HFR, LLC, the Company made payments of $1.5 million during each of the six months ended June 30, 2026 and 2025 for licensing fees associated with the use of Hornbeck trade names, trademarks, and related logos. HFR, LLC is a Texas Limited Liability Company owned by Todd M. Hornbeck and Troy A. Hornbeck.

Todd M. Hornbeck serves as the Company’s Chairman of the Board of Directors, President and Chief Executive Officer. Troy A. Hornbeck is the brother of Todd M. Hornbeck and serves as the Company’s Director of Vendor Relations. As of June 30, 2026 and December 31, 2025, the Company had accrued amounts payable to HFR, LLC totaling $0.8 million and $1.3 million, respectively.

On October 1, 2022, a member of the Company’s Board of Directors assumed an officer role with an existing Hornbeck customer. For the six months ended June 30, 2026 and 2025, the Company generated $21.6 million, or 6.1%, and $36.5 million, or 10.5%, of revenues, respectively, from contracts with such customer. The Company had outstanding accounts receivable from this customer totaling $6.5 million and $4.9 million as of June 30, 2026 and December 31, 2025, respectively.

14. Mergers and Acquisitions

On April 23, 2026, the Company entered into a definitive agreement to merge with Helix Energy Solutions Group, Inc. (NYSE: HLX), or Helix, in an all-stock transaction, whereby the Company’s existing shareholders will own approximately 55% and Helix’s existing shareholders will own 45% of the combined company on a fully diluted basis. The transaction is expected to close in the second half of 2026, subject to approval by Helix shareholders; the receipt of applicable antitrust and foreign investment regulatory approvals, all of which are already in-hand; and the satisfaction of other customary closing conditions. Post closing, the combined company will operate under the Hornbeck Offshore Services name and trade on the New York Stock Exchange under the ticker symbol “HOS.”

The Company recorded $8.5 million and $12.4 million for expenses incurred in connection with the pending merger during the three and six months ended June 30, 2026, respectively.

In conjunction with this agreement, the Company postponed plans to launch an initial public offering. As a result, the Company recorded a charge of $3.6 million for the three months ended June 30, 2026 for expenses incurred in connection with the terminated equity offering process.

15. Subsequent Events

The Company has evaluated all subsequent events through August 7, 2026, which represents the date its financial statements were available to be issued and determined that all materially relevant information known through this date has been appropriately addressed within the consolidated financial statements and notes.